Exhibit 23.5

CONSENT OF INDEPENDENT VALUATION ADVISOR

SitusAMC Real Estate Valuations Services, LLC hereby consents to: (1) reference to its name to identify SitusAMC Real Estate Valuation Services, LLC as the independent valuation advisor (including under the heading “Experts”) for Cohen & Steers Income Opportunities REIT, Inc.; and (2) the description of its role under the headings “Net Asset Value Calculation and Valuation Guidelines,” “Our Independent Valuation Advisor,: “Net Asset Value Calculation and Valuation Guidelines,” and “Valuation of Investments” in this Registration Statement on Form S-11 of Cohen & Steers Income Opportunities REIT, Inc. and in the prospectus included therein.

July 17, 2025

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC